Exhibit 12

September 24, 2021

Federated Hermes Adviser Series
4000 Ericsson Drive
Warrendale, PA 15086-7561

The Advisors’ Inner Circle Fund II

One Freedom Valley Drive

Oaks, Pennsylvania 19456

Re:	Reorganization of a Series of a Massachusetts Business Trust and a Series of a Delaware Statutory Trust

Ladies and Gentlemen:

Federated Hermes Adviser Series, a Delaware statutory trust (“Surviving Fund Trust”), on behalf of its series, Federated Hermes MDT Market Neutral Fund (“Surviving Fund”), and The Advisors’ Inner Circle Fund II, a Massachusetts business trust (“Reorganizing Fund Trust”), on behalf of its series, Hancock Horizon Quantitative Long/Short Fund (“Reorganizing Fund”),1 have requested our opinion as to certain federal income tax consequences of the acquisition of substantially all of the assets of the Reorganizing Fund by the Surviving Fund (subject to the Stated Liabilities (as described below) of the Reorganizing Fund which shall be assumed by the Surviving Fund) pursuant to an Agreement and Plan of Reorganization (“Agreement”) dated as of July 12, 2021 by and among the Surviving Fund Trust, on behalf of the Surviving Fund, the Reorganizing Fund Trust, on behalf of the Reorganizing Fund, and, for purposes of paragraphs 1.3, 1.9, 3.3, 3.5, 4.3, 5.10, 7.4 and 10.2 and Articles VI, IX, XI, XII and XIII thereof only, Hancock Whitney Bank.2 The Agreement contemplates Reorganizing Fund transferring substantially all of its assets to Surviving Fund (which is being established solely for the purpose of acquiring those assets and continuing Reorganizing Fund’s business) in exchange solely for shares in Surviving Fund and Surviving Fund’s assumption of certain stated liabilities (“Stated Liabilities”) of Reorganizing Fund, followed by Reorganizing Fund’s distribution of those shares pro rata to its Shareholders in liquidation thereof (all the foregoing transactions involving Reorganizing Fund and Surviving Fund being referred to herein collectively as a “Reorganization”).

In rendering this opinion, we have examined (1) the Agreement and (2) the Proxy Statement/Prospectus dated July 12, 2021 regarding the Reorganization (“Proxy Statement”) (collectively, “Documents”). We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Agreement and on the statements and representations of officers and other representatives of the Funds (each, a “Representation” and collectively the “Representations”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Closing Date will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

With respect to the Reorganization and the Funds and the Shareholders thereof, it is our opinion that, based solely on the facts and Representations set forth in the Documents and the assumptions described above, and conditioned on all the Representations being true and complete on the Closing Date and the Reorganization being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:

(1)               As set forth in the Agreement, the transfer of all or substantially all of the Reorganizing Fund’s assets to the Surviving Fund solely in exchange for Surviving Fund Shares and the assumption by the Surviving Fund of liabilities of the Reorganizing Fund (followed by the distribution of Surviving Fund Shares to the Reorganizing Fund shareholders in dissolution, liquidation and termination of the Reorganizing Fund) will constitute a “reorganization” within the meaning of Section 368(a)(1)(F)3, and the Surviving Fund and the Reorganizing Fund will each be a “party to a reorganization” within the meaning of Section 368(b).

(2)               No gain or loss will be recognized by the Surviving Fund upon the receipt of the assets of the Reorganizing Fund solely in exchange for Surviving Fund Shares.

(3)               No gain or loss will be recognized by the Reorganizing Fund upon the transfer of the Reorganizing Fund’s assets to the Surviving Fund solely in exchange for Surviving Fund Shares and Surviving Fund’s assumption of the Stated Liabilities or upon the distribution (whether actual or constructive) of Surviving Fund Shares to Reorganizing Fund Shareholders in exchange for their Reorganizing Fund Shares.

(4)               No gain or loss will be recognized by Reorganizing Fund Shareholders upon the exchange of Reorganizing Fund Shares for Surviving Fund Shares (including fractional shares).

(5)               The aggregate tax basis of the Surviving Fund Shares received by each Reorganizing Fund Shareholder pursuant to the Reorganization (including any fractional shares) will be the same as the aggregate tax basis of the Reorganizing Fund Shares held by such Reorganizing Fund Shareholder immediately prior to the Reorganization. The holding period of Surviving Fund Shares received by each Reorganizing Fund Shareholder (including any fractional shares) will include the period during which the Reorganizing Fund Shares exchanged therefor were held by such shareholder, provided the Reorganizing Fund Shares are held as capital assets at the time of the Reorganization.

(6)               The tax basis of the Reorganizing Fund’s assets acquired by the Surviving Fund will be the same as the tax basis of such assets to the Reorganizing Fund immediately prior to the Reorganization. The holding period of the assets of the Reorganizing Fund in the hands of the Surviving Fund will include the period during which those assets were held by the Reorganizing Fund.

(7)               For purposes of Section 381, the Surviving Fund will be treated just as the Reorganizing Fund would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of the Reorganizing Fund’s taxable year, the Reorganizing Fund’s tax attributes enumerated in Section 381(c) of the Code will be taken into account by the Surviving Fund as if there had been no Reorganization, and the part of the Reorganizing Fund’s taxable year before the Reorganization will be included in the Surviving Fund’s first taxable year that ends after the Reorganization.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of a Reorganization on the Funds participating therein or the Shareholders thereof with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.

Our opinion regarding the Reorganization is based on, and is conditioned on the continued applicability of, the provisions of the Code and Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies with respect to the Reorganization only to the extent each Fund participating therein is solvent, and we express no opinion about the tax treatment of the Reorganization if either Fund participating therein is insolvent. Finally, our opinion is solely for information and use of the addressees, the Funds and their Shareholders and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

/s/ K&L Gates LLP

1 Each of Surviving Fund and Reorganizing Fund is sometimes referred to herein as a “Fund.”

2 Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreement.

3 “Section” references are to the Internal Revenue Code of 1986, as amended (the “Code”).